Exhibit 12.1

Goodwin Procter LLP The New York Times Building 620 Eighth Avenue New York, NY 10018

goodwinlaw.com +1 212 813 8800

February 12, 2024

Fundrise East Coast Opportunistic REIT, LLC c/o Fundrise, LLC 11 Dupont Circle NW, 9th Floor Washington, D.C. 20036

Re:	Securities Qualified under Offering Statement on Form 1-A

Ladies and Gentlemen:

We have acted as counsel to you in connection with your February 12, 2024 filing with the Securities and Exchange Commission of an Offering Statement on Form 1-A (as amended or supplemented, the "Offering Statement”) pursuant to Rule 252 of Regulation A under the Securities Act of 1933, as amended (the “Securities Act”), relating to the qualification of the Offering Statement and the offering by Fundrise East Coast Opportunistic REIT, LLC, a Delaware limited liability company (the “Company”), of up to $74,020,366 of the Company’s common shares representing limited liability company interests of the Company (the “Shares”). The Shares are being sold to the several purchasers named in, and pursuant to, the several subscription agreements between the Company and such purchasers, a form of which is to be included in the Offering Statement as Exhibit 4.1 (collectively, the “Subscription Agreements”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware Limited Liability Company Act.

Based on the foregoing, we are of the opinion that, upon issuance and delivery by the Company against payment therefor in accordance with the Subscription Agreements, the Shares will be validly issued and holders of the Shares will have no obligation to make any further payments for the purchase of the Shares or contributions to the Company solely by reason of their ownership of the Shares.

We hereby consent to the inclusion of this opinion as Exhibit 12.1 to the Offering Statement and to the references to our firm under the caption "Legal Matters" in the Offering Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Fundrise East Coast Opportunistic REIT, LLC
February 12, 2024

Very truly yours,

/s/ Goodwin Procter LLP

Goodwin Procter LLP